Question 77C and 77M: Submission of matters to a vote of security holders and Mergers

A special meeting of the Shareholders of the Met Investors Series Trust was held on October 5, 2001. The results of votes taken among shareholders on proposals before them are reported below.



1. To approve an Agreement and Plan of Reorganization whereby Met / Putnam Research Portfolio, a series of Met Investors Series Trust, will (i) acquire all of the assets of BlackRock Equity Portfolio, a series of the Trust; and
(ii) assume the identified liabilities of the BlackRock Equity Portfolio.




			FOR			AGAINST      	ABSTAIN

BlackRock 		6,019,262.572	225,998.000		642,851.545
Equity
Portfolio


2. To approve an Agreement and Plan of Reorganization whereby PIMCO Total Return Portfolio, a series of Met Investors Series Trust (the "Trust"), will
(i) acquire all of the assets of BlackRock U.S.Government Income Portfolio, a series of the Trust; and (ii) assume the identified liabilities of BlackRock U.S. Government Income Portfolio.



			FOR  			AGAINST      	ABSTAIN

BlackRock 		4,904,405.878	132,873.689		554,537.894
U.S. Government
Income
Portfolio